Contact: Robert Mosby, QMed, Inc. – 732-544-5544 x1107

QMed, Inc. Reports Enrollments in Medicare Special Needs Plans

Eatontown, New Jersey, January 18th, 2007 – QMed, Inc. (NASDAQ Symbol: QMED) today reported on early enrollments in its South Dakota and New Jersey Medicare Advantage Special Needs Plans (SNPs).

Jane Murray, QMed president, said, “Enrollment into our Special Needs Plans during the initial marketing period, November 15th through December 31st 2006, exceeded projections for South Dakota and were somewhat lower than expected for New Jersey. Through December 31st, we added more than 1,400 new South Dakota members, bringing its total to approximately 1,700, including the members from 2006 who remained with the plan. We have long held the view that SD would have accelerated enrollment at the January ‘07 start date and we are extremely pleased with the market receptivity to our program offering. Meanwhile, we enrolled just over 100 members in New Jersey, a new and large market for us and, we believe, one with growing visibility.”

“We expect that as the year progresses, monthly enrollment for New Jersey will grow, driven by continued expansions in our physician and broker networks, as well as by the sheer size and dynamics of our current New Jersey service area. Overall, we remain confident with our revenue guidance for the 2007 SNP segment of our business and we will keep investors informed on our enrollment progress,” Murray concluded.

About QMed, Inc.

QMed provides evidence-based clinical information management systems around the country to its health plan customers. The system incorporates Disease Management services to patients and decision support to physicians. The Company’s QMedCare subsidiary specializes in serving high-risk populations of Medicare beneficiaries. Positive Directions is QMed’s subsidiary offering weight, obesity and health promotion programs. The Company also operates a Medicare Demonstration to test the feasibility of reimbursing its care coordinated DM services in the vast Medicare fee-for-service program. More information on QMed, Inc. can be obtained at www.qmedinc.com, by calling (732) 544-5544 or by emailing investor@qmedinc.com.

Except for historical information contained herein, matters discussed in this news release are forward-looking statements that involve risks and uncertainties. They include but are not limited to those relating to the timely implementation of programs, the impact of competitive product introductions, acceptance and pricing, and those risks detailed in the Company’s filings with the Securities and Exchange Commission (SEC). Actual results may differ materially from any forward-looking statements due to these risks and uncertainties.

# # #